EXHIBIT 23.1
                    [Letterhead of Rotenberg & Company, LLP]


                          INDEPENDENT AUDITORS' CONSENT



To the Board of Directors
  and Stockholders
HQ Sustainable Maritime Industries, Inc.
  And Subsidiaries
New York, NY


         We consent to the use in this Registration Statement of HQ Sustainable Maritime Industries, Inc. and Subsidiaries on Form SB-2 of our report dated March 16, 2005, for the consolidated financial position of HQ Sustainable Maritime Industries, Inc. and Subsidiaries as of December 31, 2004 and April 30, 2004, and the results of operations and their consolidated cash flows for the eight months ended December 31, 2004 and 2003 ant to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ Rotenberg & Co., LLP

Rotenberg & Co., LLP
Rochester, New York
  February 23, 2006